Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-194301) and related prospectus supplement of Regency Centers Corporation and Regency Centers, L.P. dated January 17, 2017 and to the use of our report dated February 26, 2016, with respect to the consolidated financial statements of Equity One, Inc. for the year ended December 31, 2015, included in Regency Centers Corporation and Regency Centers, L.P.’s combined Current Report on Form 8-K dated January 17, 2017, filed with the Securities and Exchange Commission and incorporated by reference in the aforementioned Registration Statement.

/s/ Ernst & Young LLP

New York, New York

January 17, 2017